Exhibit 99.1

For Release December 11, 2003—1:30 p.m. PST	Contact: Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION SHAREHOLDERS
APPROVE MERGER WITH KLAMATH FIRST BANCORP, INC.

Spokane, Washington—December 11, 2003—Sterling Financial Corporation (NASDAQ: STSA) today announced that its shareholders had approved the proposed merger with Klamath First Bancorp, Inc. (NASDAQ: KFBI) at a special meeting held earlier today.

Under the terms of the merger agreement, holders of Klamath First Bancorp, Inc. (“Klamath”) common stock will receive 0.77 of a share of Sterling Financial Corporation (“Sterling”) common stock for each share of Klamath common stock that they own and cash in lieu of fractional shares.  The merger has been structured as a tax-free reorganization.  The Boards of Directors of both companies unanimously approved the merger.

The proposed merger is expected to close on January 2, 2004.  As such, the last day of trading on the Nasdaq Stock Market for Klamath First Bancorp, Inc. will be January 2, 2004.

Sterling’s Chairman and Chief Executive Officer, Harold B. Gilkey, commented, “We are very pleased to welcome the employees, customers and investors of Klamath into the Sterling family.  This merger is consistent with our previously stated growth plans to become a leading community bank in the region.”

With the increase to approximately 143 branches serving Oregon, Washington, Idaho, and Montana, Sterling strengthens its position as a leading regional community bank.  The merger gives Sterling the ability to extend its “Hometown Helpful” philosophy throughout all communities in the region.

Klamath’s shareholders will receive a Letter of Transmittal from Mellon Investor Services, along with a letter of instructions to assist in the process of exchanging the Klamath share certificates for Sterling share certificates.  Sterling anticipates that these documents will be mailed to the Klamath shareholders by the end of January 2004.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank.  Sterling Savings Bank (“Sterling Savings”) is a Washington State-chartered, federally insured stock savings association, which opened in April 1983.  Sterling Savings, based in Spokane, Washington, has branches throughout Washington, Idaho, Oregon and western Montana.  Through Sterling’s wholly owned subsidiaries Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho and western Montana.  Sterling’s subsidiary Harbor

Financial Services provides non-bank investments, including mutual funds, variable annuities, and tax-deferred annuities, through regional representatives throughout Sterling Savings’ branch network.  Sterling’s subsidiary Dime Insurance Agency provides commercial and consumer insurance products through its offices in western Montana.

ABOUT KLAMATH

Klamath First Bancorp Inc. is the holding company for Klamath First Federal Savings and Loan Association (“Klamath First Federal”), organized in 1934.  Klamath First Federal is a progressive, community-oriented financial institution that focuses on serving customers within its primary market area. Accordingly, Klamath First Federal is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate permanent residential one- to four-family real estate loans within its market area, as well as commercial real estate and multi-family residential loans, loans to consumers and loans for commercial purposes. Upon the acquisition of 13 branches from Washington Mutual in September 2001, Klamath First Federal had a presence in 26 of Oregon’s 36 counties and had two in-store branches in the State of Washington.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to our future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments which may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates which may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower than expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.